Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-5408
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

DADE BEHRING ELECTS BEVERLY A. HUSS TO BOARD OF DIRECTORS

DEERFIELD, Ill.—(BUSINESS WIRE)—July 28, 2005—Dade Behring (NASDAQ:DADE), the largest company in the world solely dedicated to clinical diagnostics, has announced that Beverly A. Huss, formerly president of Guidant Corporation’s Endovascular Solutions division and currently on sabbatical from Guidant, has been elected to its Board of Directors, effective July 28, 2005. Ms. Huss is currently Senior Advisor to Pervasis Therapeutics, Inc., a Cambridge, Massachusetts-based cell therapy company.

“It is an honor to welcome Beverly Huss to our Board,” said Alan Cooper, Chairman, Governance Committee, Dade Behring’s Board of Directors. “Her extensive background in the research and development of dynamic products and experience in the medical device industry make her an ideal choice for Dade Behring’s Board of Directors. Ms. Huss has proven herself to be a successful and strong leader throughout her impressive career and we look forward to her insight as we continue to shape and grow our own business at Dade Behring.”

Ms. Huss has been with Indianapolis, Indiana-based Guidant since 1986, fulfilling a variety of executive roles within the company’s various medical device divisions. She has managed the worldwide Endovascular Solutions business and has been responsible for research and development, manufacturing, sales, marketing, finance, regulatory affairs, quality assurance, clinical affairs and human resources within Endovascular Solutions. Earlier in her career, Ms. Huss held engineering positions at both Honeywell Defense Systems Division and Jones and Laughlin Steel.

Additionally, Ms. Huss currently serves as chairman of the Silicon Valley American Heart Association. She holds an M.S. in technology management from Pepperdine University and a B.S. in metallurgical engineering from the University of Illinois. Ms. Huss has two patents to her credit, including one for an extendable guide wire and another for an intravascular catheter.

With 2004 revenues of nearly $1.6 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the internet at www.dadebehring.com.

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